Exhibit 99.1

Contact:	Carl D. Mautz
Chief Financial Officer
Watson Wyatt
(202) 715-7056

Investor Relations:
Jody Burfening
Media Contact:
Chenoa Taitt
Lippert Heilshorn & Associates, Inc.
(212) 838-3777

WATSON WYATT & COMPANY HOLDINGS REPORTS RESULTS FOR FIRST
QUARTER OF FISCAL 2005

WASHINGTON DC, November 4, 2004 — Watson Wyatt & Company Holdings (NYSE: WW), a leading international human capital consulting firm, today announced financial results for the first quarter of fiscal year 2005, which ended on September 30, 2004.

Revenues were $175.4 million for the quarter, compared to $171.0 million for the first quarter of fiscal year 2004.  First-quarter income from continuing operations was $13.8 million or $0.42 per diluted share, compared to $12.5 million or $0.37 per diluted share in the first quarter of last year.

“We kicked off the new fiscal year with strong profits and improving margins,” said John Haley, president and chief executive officer.  “We saw revenue growth in many of our segments, but our overall growth remained modest, largely due to limited special project work in our retirement practice.  We are especially pleased with double-digit growth in our Human Capital Group and higher-than-expected activity in our Technology Solutions Group.”

As of September 30, 2004, the company had cash and cash equivalents of $107.1 million.  During the quarter, the company used $49.8 million of cash.  The decrease in cash from June 30, 2004 to September 30, 2004 follows a typical pattern of cash flow for the company that is attributable to the payment of prior-year bonuses in the first quarter of each fiscal year.

First Quarter Fiscal Year 2005 Operating Highlights

•                  Benefits Group revenues (representing 60% of total first-quarter revenues) were $104.9 million, up 1% from $103.9 million in the prior-year first quarter.  Results were lower than expected due to lower than anticipated levels of special project work and delays in the transition of new retirement clients. The retirement practice achieved a net gain of four new target market clients in the quarter.  Health care consulting revenues increased 6% during the quarter due to an increased number of projects related to health care consumerism, data analysis and strategic benefit planning.

•                  Technology Solutions Group revenues (representing 10% of total first-quarter revenues) were $17.2 million, versus prior-year first-quarter revenues of $20.3 million.  First quarter 2005 revenues do not include approximately $2.6 million in consulting time that was spent customizing administration systems for new clients.  Related revenues will be recognized as these systems go into service.   Results for the group were better than anticipated due to an increase in HR technology strategic consulting projects and certain benefit enrollment work that was completed sooner than anticipated.

•                  Human Capital Group revenues (representing 7% of total first-quarter revenues) totaled $13.1 million in the first quarter, growing by 28% over the prior-year first quarter.  Growth was due to significant demand for consulting in the areas of executive compensation, sales force compensation and organization effectiveness.

•                  International segment revenues (representing 12% of total first-quarter revenues) of $21.1 million were up 11% over prior-year first quarter revenues, or 8% in local currencies.    Revenue growth in terms of local currency was especially strong in Australia, the Philippines, China, Taiwan and Brazil.

Outlook for Fiscal Year 2005

For the second quarter of fiscal year 2005, the firm expects revenue to be flat, largely due to modest growth in the Benefits Group, which is expected to be offset by a decline in the Technology Solutions Group.  This decline largely relates to a change in the business model, whereby no revenue is recognized related to the customization of administration systems.  Related revenue is recognized once these systems go into service.  The company expects fully diluted earnings per share to be in the range of $0.28 to $0.30 for the second quarter of fiscal year 2005.

For fiscal year 2005, revenues are expected to grow 2% to 4%, which is slightly lower than the 3% to 5% guidance provided previously.  Although projects related to health care and executive compensation consulting remain strong, new project work related to pension plan design will likely occur at lower levels than previously expected.  However, operating costs are expected to be lower than previously anticipated due to savings on rent, telecommunications and other areas. Management is maintaining the full-year guidance previously issued of fully diluted earnings per share in the range of $1.63 to $1.65.

Conference Call

The company will host a live webcast and conference call that can be accessed via the Internet on Thursday, November 4, 2004, to discuss the financial results for the first quarter of fiscal year 2005.  It will begin at 9:00 a.m. Eastern Time.  A replay of the webcast will be available two hours after the live call for a period of one year.  To access the live webcast or replay, visit www.watsonwyatt.com/investors/confcall.asp.

Watson Wyatt is an international human capital consulting firm that provides services in the areas of employee benefits, human capital strategies and related technology solutions.  The firm is headquartered in Washington, D.C., and has 3,850 associates in 61 offices in the Americas and Asia-Pacific.  Together with Watson Wyatt LLP, a leading Europe-based consulting partnership, the firm operates globally as Watson Wyatt Worldwide.  Watson Wyatt Worldwide has more than 6,000 associates in 88 offices in 30 countries.

Statements in this press release regarding projections and expectations of future earnings, revenues, operations, business trends and other such items are forward-looking statements.  A number of risks and uncertainties exist which could cause actual results to differ materially from the results reflected in these forward-looking statements.  Such factors include but are not limited to our continued ability to recruit and retain qualified associates; outcomes of litigation; the ability of the company to obtain professional liability insurance; a significant decrease in the demand for the consulting services we offer as a result of changing economic conditions or other factors; actions by competitors offering human resources consulting services, including public accounting and consulting firms, technology consulting firms and internet/intranet development firms; regulatory, legislative and technological developments that may affect the demand for or costs of our services and other factors discussed under “Risk factors” in the company’s Annual Report on Form 10-K dated August 17, 2004, which is on file with the Securities and Exchange Commission.  These statements are based on assumptions that may not come true.  All forward-looking disclosure is speculative by its nature.  The Company undertakes no obligation to update any of the forward-looking information included in this report, whether as a result of new information, future events, changed expectations or otherwise.

WATSON WYATT & COMPANY HOLDINGS
Consolidated Statements of Operations
(Thousands of U.S. Dollars, Except Per Share Data)

	Three Months Ended September 30,
	2004	2003
	(Unaudited)
Revenue	$175,391	$170,983

Costs of providing services:
Salaries and employee benefits	97,076	105,073
Professional and subcontracted services	11,979	9,086
Occupancy, communications and other	24,100	23,518
General and administrative expenses	16,888	15,601
Depreciation and amortization	4,683	4,652
	154,726	157,930

Income from operations	20,665	13,053

Income from affiliates	2,206	1,790
Interest income, net	455	214
Other non-operating income	28	6,125

Income from continuing operations before income taxes	23,354	21,182
Provision for income taxes	9,603	8,685

Income from continuing operations	13,751	12,497

Discontinued operations:
Sublease income from discontinued operations, less applicable income tax expense for the three months ended September 30, 2004 and 2003	2	10

Net income	$13,753	$12,507

Basic earnings per share:
Income from continuing operations	$0.42	$0.38
Income from discontinued operations	—	—
Net income	$0.42	$0.38

Diluted earnings per share:
Income from continuing operations	$0.42	$0.37
Income from discontinued operations	—	—
Net income	$0.42	$0.37

Weighted average shares of common stock, basic (000)	32,358	33,078
Weighted average shares of common stock, diluted (000)	32,679	33,424

WATSON WYATT & COMPANY HOLDINGS
Supplemental Segment Data
(Thousands of U.S. Dollars)

	Three Months Ended September 30,
	2004	2003
	(Unaudited)
Revenue (net of reimbursable expenses)
Benefits Group	$104,911	$103,868
Technology Solutions Group	17,182	20,269
Human Capital Group	13,062	10,166
International	21,053	18,945
Other	11,510	11,693
Total segment revenue	167,718	164,941
Reimbursable expenses and other	7,673	6,042
Consolidated revenue	$175,391	$170,983

Net operating income
Benefits Group	$23,291	$22,041
Technology Solutions Group	2,726	1,413
Human Capital Group	2,967	(256)
International	618	(66)
Other	2,399	687
Total segment net operating income	32,001	23,819
Discretionary compensation	(11,000)	(13,500)
Other income (expense), net	2,353	10,863

Income before income taxes	$23,354	$21,182

	September 30,
	2004	2003
	(Unaudited)
Associates (fiscal year end full-time equivalents)
Benefits Group	1,650	1,660
Technology Solutions Group	310	365
Human Capital Group	160	160
International	955	970
Other	550	600
Total segment associates	3,625	3,755
Corporate	225	220
Total	3,850	3,975

WATSON WYATT & COMPANY HOLDINGS
Consolidated Balance Sheets
(Thousands of U.S. Dollars, Except Per Share Data)

	September 30, 2004	June 30, 2004
	(Unaudited)
Assets
Cash and cash equivalents	$107,125	$156,940
Receivables from clients:
Billed, net of allowances of $3,145 and $1,241	91,420	86,726
Unbilled, net of allowances of $1,241 and $456	66,062	63,108
	157,482	149,834

Deferred income taxes	7,079	15,052
Other current assets	39,361	11,388
Total current assets	311,047	333,214

Investment in affiliates	30,834	30,235
Fixed assets, net	65,410	65,438
Deferred income taxes	54,988	55,240
Goodwill and intangible assets	21,272	20,909
Other assets	9,482	7,132

Total Assets	$493,033	$512,168

Liabilities

Accounts payable and accrued liabilities, including discretionary compensation	$80,047	$113,233
Income taxes payable	10,515	12,526
Total current liabilities	90,562	125,759

Accrued retirement benefits	100,960	97,984
Deferred rent and accrued lease losses	10,239	10,199
Deferred income taxes	365	628
Other noncurrent liabilities	31,261	32,414

Total Liabilities	233,387	266,984

Commitments and contingencies

Stockholders’ Equity
Preferred Stock - No par value: 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock - $.01 par value: 69,000,000 shares authorized; 33,372,880 and 33,372,880 issued and 32,419,031and 32,317,156 outstanding	334	334
Additional paid-in capital	149,387	149,508
Treasury stock, at cost - 953,849 and 1,055,724 shares	(23,711)	(26,149)
Retained earnings	137,007	125,669
Accumulated other comprehensive loss	(3,371)	(4,178)
Total Stockholders’ Equity	259,646	245,184

Total Liabilities and Stockholders’ Equity	$493,033	$512,168

WATSON WYATT & COMPANY HOLDINGS
Consolidated Statements of Cash Flows
(Thousands of U.S. Dollars)

	Three months ended September 30
	2004	2003
Cash flows used in operating activities:
Net income	$13,753	$12,507
Adjustments to reconcile net income to net cash used in operating activities:
Other non-operating gain related to PCIC	—	(5,600)
Income from discontinued operations, net of income tax expense	(2)	(10)
Provision for doubtful receivables from clients	3,463	2,586
Depreciation	4,610	4,570
Amortization of intangible assets	73	82
Provision for deferred income taxes	(6,717)	5,998
Income from affiliates	(2,206)	(1,790)
Distributions from affiliates	1,491	1,065
Other, net	43	(544)
Changes in operating assets and liabilities (net of discontinued operations)
Receivables from clients	(11,110)	(9,926)
Other current assets	(13,294)	(7,487)
Other assets	(2,350)	600
Accounts payable and accrued liabilities	(28,938)	(22,022)
Income taxes payable	(2,013)	(14,687)
Accrued retirement benefits	2,976	8,128
Deferred rent and accrued lease losses	40	561
Other noncurrent liabilities	(1,134)	433
Net cash from operating activities	(41,315)	(25,536)

Cash flows used in investing activities:
Purchases of fixed assets	(4,504)	(3,593)
Proceeds from divestitures	28	525
Acquisitions and contingent consideration payments	(41)	(43)
Net cash used in investing activities	(4,517)	(3,111)

Cash flows (used in) from financing activities:
Issuances of common stock - exercises of stock options	424	305
Issuances of common stock - employee stock purchase plan	1,793	1,608
Dividends paid	(2,424)	—
Repurchases of common stock	(4,188)	—
Net cash (used in) from financing activities	(4,395)	1,913

Effect of exchange rates on cash	412	663

Decrease in cash and cash equivalents	(49,815)	(26,071)

Cash and cash equivalents at beginning of period	156,940	144,374

Cash and cash equivalents at end of period	$107,125	$118,303